Exhibit 32

COASTAL CAROLINA BANCSHARES, INC.

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the Chief Executive Officer and the Chief Financial Officer of Coastal Carolina Bancshares, Inc. (the “Company”), each certify that, to his and her knowledge on the date of this certification:

1.        The annual report of the Company for the period ended December 31, 2011 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.        The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: March 29, 2012	By:	/s/ Laurence S. Bolchoz, Jr.
Laurence S. Bolchoz, Jr.
President and Chief Executive Officer

Date: March 29, 2012	By:	/s/ Dawn Kinard
Dawn Kinard
Chief Financial Officer